                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors

The Board of Directors
Area Bancshares Corporation

We consent to incorporation by reference in the registration statement (Nos. 333-38037, 333-38039, 333-44571 and 333-44573) on Form S-8 of Area Bancshares
Corporation of our report dated March 2, 1999, relating to the consolidated balance sheets of Area Bancshares Corporation and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Area Bancshares Corporation.


/s/ KPMG LLP

Louisville, Kentucky
March 29, 1999